As filed with the Securities and Exchange Commission on August 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA TEKNOVA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8731	94-3368109
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2451 Bert Dr.

Hollister, CA 95023

(831) 637-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Gunstream

President and Chief Executive Officer

Alpha Teknova, Inc.

2451 Bert Dr.

Hollister, CA 95023

(831) 637-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin

Elizabeth A. Razzano

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

(650) 320-1800

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b 2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 23, 2024

Preliminary Prospectus

Alpha Teknova, Inc.

12,385,883 Shares of

Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 12,385,883 shares of common stock of Alpha Teknova, Inc. (the “Company,” “Teknova”, “we,” “us” or “our”), par value $0.00001 per share (the “common stock”), issued by the Company to the Selling Stockholders pursuant to a securities purchase agreement by and between us and the Selling Stockholders, dated July 11, 2024 (the “Purchase Agreement”).

We will not receive any of the proceeds from the sale by the Selling Stockholders of the common stock.

The Selling Stockholders may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 13. Any discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than any discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on the Nasdaq Global Market under the symbol “TKNO.” On August 22, 2024, the last reported sale price of our common stock on the Nasdaq Global Market was $4.92 per share.

See the section titled “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of an aggregate of 12,385,883 shares of common stock. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the Selling Stockholders.

You should rely only on the information provided in this prospectus, including any information incorporated by reference. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus, including any information incorporated by reference, in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference, together with other statements and information publicly disseminated by us, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to risks and uncertainties. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. These forward-looking statements include information about possible, estimated or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions.

Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. We caution our stockholders and other readers not to place undue reliance on such statements. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities.

Any statements in this prospectus, or incorporated herein by reference, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•

our recent history of losses and our ability to continue as a going concern (as discussed under the heading “Going Concern” in Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to our condensed financial statements included in Part I, Item 1 of our Quarterly Report on Form  10-Q for the quarter ended June 30, 2024, filed with the SEC on August 13, 2024;

•	our ability to meet our publicly announced guidance or other expectations about our business;

•	our future financial performance, including our revenue, costs of revenue, and operating expenses;

•	our ability to achieve and grow profitability;

•	our ability to expand our operations and increase capacity;

•	our anticipated uses of cash in the short and long terms and the sufficiency of our sources of liquidity;

•	our ability to defend against claims and mitigate adverse results from any legal proceedings against us and the merits of any claims or suits against us;

•	our ability to limit our accounts receivable and credit risk exposure;

•	our future investments, if any, in additional facilities to facilitate our expected growth;

•	our future uses of capital to purse potential acquisitions, if any, that further or accelerate our strategy;

•	our future use of equity or debt financings to execute our business strategy;

•	our ability to take advantage of certain exemptions from various reporting requirements generally applicable to public companies;

•	our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);

•	the impact of recent accounting pronouncements on our financial position, results of operations, or cash flows;

•	any failure to maintain effective internal controls over financial reporting or fully remediate any weaknesses in our internal controls that may arise or be identified in the future;

•	the impact of changes to our internal control over financial reporting, other than changes intended to remediate material weaknesses;

•

the impact of any pandemic, epidemic, or outbreak of infectious disease (including COVID-19), natural disasters, geopolitical unrest, war (including in Ukraine or the Middle East), terrorism, public health issues or other catastrophic events may have on our business and our ability to actively manage our response to these types of events;

•	our future adoption of critical accounting policies and estimates;

•	our ability to increase the scale and capacity of, or otherwise effectively adjust, our manufacturing processes and systems in response to market demands;

•	the impact of increased competition from additional companies entering the market and the availability of more advanced technologies in the market;

•	the impact of global economic conditions on us and our customers;

•	our ability to hire and retain key personnel;

•	our ability to obtain capital on favorable terms, or at all;

•	our ability to generate future revenue growth in market segments such as cell and gene therapy, liquid biopsy, and synthetic biology;

•	the impact of inflation and increased costs on our operations, including materials, labor, and rising interest rates;

•	our ability to use cash on hand to meet current and future financial obligations, including funding our operations, debt service requirements, and capital expenditures;

•	the enforceability of our exclusive forum provisions in our amended and restated certificate of incorporation;

•	our customers’ sensitivity to product nonconformances, defects, and errors;

•	the availability of exemption of our products from the requirements of the U.S. Food, Drug and Cosmetic Act (FDCA);

•	our ability to secure and maintain a stable supply of raw materials in the future;

•	our ability to maintain a corporate culture that contributes to our success;

•	the marketability of our products across a wide range of markets and the probability of success or market opportunity in our target markets;

•	regulatory developments in the United States and other countries;

•	the impact of revenue recognition rules and other factors on our financial results;

•	our ability to obtain, maintain, and enforce intellectual property protection for our current and future products, including our ability to protect our trade secrets, trademarks, and trade names; and

•	the ongoing expenses associated with being a public company.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the matters summarized under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference herein.

The information appearing in this prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus and the documents incorporated by reference herein carefully before deciding to invest in our common stock. Investors should carefully consider the information set forth under “Risk Factors” beginning on page 6 of this prospectus and other information incorporated by reference into this prospectus.

Company Overview

Alpha Teknova, Inc. is a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics. Our more than 2,500 active customers span the entire continuum of the life sciences market, including leading pharmaceutical and biotechnology companies, contract development and manufacturing organizations, in vitro diagnostics franchises, and academic and government research institutions. Our Company is built around our knowledge, methods, and know-how in our proprietary manufacturing processes, which are highly adaptable and configurable. These proprietary processes enable us to manufacture and deliver high-quality, custom, made-to-order products with short turnaround times and at scale, across all stages of our customers’ product development, from early research through commercialization.

We have substantial expertise in manufacturing customer-specified formulations and have demonstrated the ability to manufacture and deliver our products to customers quickly. Due to our expertise in raw materials sourcing, chemical formulation, and quality control, developed over more than two decades, we are typically able to move a new custom product into production in a matter of weeks from order receipt. This can allow our customers to receive their products in weeks as compared to months from alternative suppliers operating in traditional production environments. Our processes are designed to handle a diverse array of customer-requested inputs, which may vary by volume, chemical formulation, quality specifications, container types, and transportation requirements, enabling broad use of our products across the life sciences market. Our proprietary capabilities and products underpin the value we provide to customers across their product development and commercialization activities and allow us to scale with our clients as they grow, supporting their need for materials in greater volumes and that meet increasingly stringent regulatory requirements.

We have two primary product categories: Lab Essentials and Clinical Solutions. We offer three primary product types: (i) pre-poured media plates for cell growth and cloning; (ii) liquid cell culture media and supplements for cellular expansion; and (iii) molecular biology reagents for sample manipulation, resuspension, and purification. Our liquid cell culture media and supplements and molecular biology reagents are available in both of our two product categories; pre-poured media plates are available in our Lab Essentials category only. We typically begin working with customers in the discovery phase of development, in which they use our off-the-shelf (catalog) formulations for initial experimentation. As customers’ product development progresses and they begin to need products with improved performance, in greater volumes, and that meet GMP requirements (see below), they routinely go on to order higher value, custom, and GMP-grade products. We believe the bespoke nature of our portfolio makes us a critical, trusted supplier to our customers.

Due to extensive validation and customer loyalty due, in part, to fast turnaround times for our custom products, our customers frequently integrate them as components into the lifecycle of their own products and, we believe, are therefore unlikely to substitute Teknova’s components with alternatives. As a result, our customer relationships typically span many years and help drive recurring business. Moreover, we are committed to delivering high levels of customer satisfaction through continued investment in our customer service, operating infrastructure, quality systems, and manufacturing processes. During 2023, we achieved an annual customer retention rate of approximately 96% for customers purchasing more than $10,000 annually, which represented approximately 15% of our customer base and approximately 90% of our annual revenue during that period. We believe the Teknova brand is well established in the life sciences industry as a result of our track record of delivering high quality, custom products and providing superior customer service.

We participate in multiple market segments because customers use our products across the life sciences, including in high growth areas like cell and gene therapy research, development, and production. In the five years from late 2017 through 2022, the U.S. Food and Drug Administration (FDA) approved five gene therapies for rare genetic diseases. Meanwhile, 2023 was a breakthrough year for cell and gene therapies, with seven FDA approvals in the U.S. and one in the European Union, according to the Alliance for Regenerative Medicine. Looking to 2024, the Alliance for Regenerative Medicine estimates that the sector could see up to a combined 14 approvals in the U.S. and European Union.

We believe our prospects for growth will also benefit from developments in other fields, including mRNA vaccines, synthetic biology, and molecular diagnostics and genomics. We believe the key industry factors that will drive our future growth include:

•	the central role that bacterial cell culture plays in producing plasmids, an essential ingredient in cell and gene therapy bioproduction;

•	the need for custom reagents for viral purification in the development of gene therapies to increase viral production efficiency, yield, and purity;

•	the growing demand for a single, adaptable, end-to-end provider that can offer both research use only (RUO) as well as GMP-grade, custom, made-to-order products with short turnaround times;

•	the importance of GMP-grade products in a development and manufacturing process that is subject to complex and stringent regulatory requirements; and

•	the demand for suppliers capable of quickly scaling production volumes up and down in response to customer needs.

The nature of many of our products and their uses require that they be manufactured by highly skilled personnel in contamination-controlled environments, following exacting procedures to ensure quality. We manufacture our products at our facilities in Hollister, California, which were purpose-built to address our customers’ needs for custom-made, RUO, or GMP-grade input components.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, supplemented, or superseded from time to time by other reports we file with the SEC in the future, which are incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information”.

See the section entitled “Risk Factors” in this prospectus for a discussion of some of the risks relating to the execution of our business strategy.

Recent Developments

Private Placement

On July 11, 2024, we entered into the Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”) in connection with a private placement (the “Offering”) with certain accredited investors.

Pursuant to the Purchase Agreement, we agreed to offer and sell in the Offering 12,385,883 shares (the “Shares”) of our common stock at an offering price of $1.24 per Share.

Our controlling stockholder, Telegraph Hill Partners Management Company LLC, through its affiliates Telegraph Hill Partners V, L.P. and THP V Affiliates Fund LLC, our President and Chief Executive Officer and a member of our board of directors, Stephen Gunstream, and our Chief Financial Officer, Matthew Lowell, participated in the Offering and purchased an aggregate of 12,217,740 Shares.

We received aggregate gross proceeds of approximately $15.4 million from the Offering, before deducting offering expenses payable by us.

Pursuant to the terms of the Registration Rights Agreement, we have agreed to file this registration statement with the SEC on or before August 26, 2024 to register for resale the Shares. We shall use commercially reasonable efforts to cause this registration statement covering the aforementioned securities to be declared effective as promptly as possible after the filing thereof, but in any event no later than the 90th calendar day following the date of the Registration Rights Agreement (or in the event of a full review by the SEC, the 120th calendar day following the date of the Registration Rights Agreement).

The Offering closed on July 12, 2024.

Corporate Information

The Company was founded in 1996 and initially incorporated in California on May 30, 2000, under the name “eTeknova, Inc.” On January 11, 2019, the Company filed a certificate of merger and merged with and into Alpha Teknova, Inc., a Delaware corporation, which continued as the surviving entity bearing the corporate name of “Alpha Teknova, Inc.”

In June 2021, we completed the initial public offering of our common stock. Our common stock trades on the Nasdaq Global Market under the symbol “TKNO”. Telegraph Hill Partners Management Company LLC, through its affiliates Telegraph Hill Partners IV, L.P. and THP IV Affiliates Fund, LLC, continues to be our controlling stockholder.

Principal Executive Offices and Additional Information

Our principal executive offices are located at 2451 Bert Dr., Hollister, California 95023. Our telephone number is (831) 637-1100. Our website address is www.teknova.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As long as we qualify as an emerging growth company, we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•	reduced obligations with respect to financial data, including presenting only two years of audited financial statements;

•	an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from adopting new or revised accounting standards, and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or that have opted out of using such extended transition period, which may make comparison of our financial statements with those of other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company, or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.

Under the JOBS Act, we will remain an emerging growth company until the earliest of:

•	the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more;

•	the last day of our fiscal year following the fifth anniversary of the date of the closing of our initial public offering;

•	the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and

•

the date on which we are deemed to be a “large accelerated filer” under the Exchange Act (i.e., the first day of the fiscal year after we have (i) more than $700.0 million in outstanding common equity held by our non-affiliates, measured each year on the last business day of our most recently completed second fiscal quarter, and (ii) been public for at least 12 months).

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that (i) the market value of our voting and non-voting common stock held by non-affiliates equals or exceeds $250.0 million measured on the last business day of our most recently completed second fiscal quarter, and our annual revenues are more than $100.0 million during the most recently completed fiscal year or (ii) the market value of our voting and non-voting common stock held by non-affiliates equals or exceeds $700.0 million measured on the last business day of our most recently completed second fiscal quarter. As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

The Selling Stockholders identified in this prospectus are offering on a resale basis an aggregate of 12,385,883 shares of common stock issued to the Selling Stockholders pursuant to the Purchase Agreement, as more fully described below.

Common Stock to be Offered by the Selling Stockholders	12,385,883 shares of common stock

Common Stock Outstanding Prior to This Offering	53,302,993 shares of common stock

Common Stock Outstanding After This Offering	53,302,993 shares of common stock

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. See “Use of Proceeds” on page 8 of this prospectus.

Risk Factors	You should read the “Risk Factors” section beginning on page 6 of this prospectus and in the documents incorporated by reference herein for a discussion of factors to consider before deciding to purchase shares of our common stock.

Symbol on the Nasdaq Global Market	“TKNO”

The number of shares of our common stock to be outstanding after this offering is based on 53,302,993 shares of common stock outstanding as of August 9, 2024 and excludes, in each case as of August 9, 2024:

•

3,979,185 shares of our common stock issuable upon the exercise of stock options outstanding under our 2016 Stock Plan, as amended, our 2020 Equity Incentive Plan, as amended and our 2021 Equity Incentive Plan (the “2021 Plan”), with a weighted average exercise price of $5.00 per share;

•	127,611 shares of common stock reserved for issuance upon settlement of outstanding restricted stock units under the 2021 Plan;

•

4,847,107 shares of common stock reserved for issuance pursuant to future awards under the 2021 Plan (which number of shares accounts for the annual increases on each of January 1, 2022, January 1, 2023 and January 1, 2024 (but does not include a possible increase in any subsequent year) pursuant to the provisions of such plan which provide for a possible annual increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31 of the preceding year); and

•

921,731 shares of common stock reserved for issuance pursuant to future awards under our 2021 Employee Stock Purchase Plan (which number of shares accounts for the annual increases on each of January 1, 2022, January 1, 2023 and January 1, 2024 (but does not include a possible increase in any subsequent year) pursuant to the provisions of such plan which provide for a possible annual increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, and (ii) 319,911 shares of common stock).

In addition, unless we specifically state otherwise, all information in this prospectus assumes no exercise of outstanding stock options or the settlement of any restricted stock units, in each case subsequent to August 9, 2024.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Our business, financial condition, results of operations and prospects could be materially and adversely affected by any of these risks. In these circumstances, the market price of our common stock could decline, and you could lose all or part of your investment.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, we have based the information concerning our industry contained in this prospectus and incorporated by reference herein on our general knowledge of and expectations concerning the industry, which involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus and in the other information contained or incorporated by reference in this prospectus. These and other factors could cause the information concerning our industry to differ materially from those expressed in this prospectus and incorporated by reference herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the Selling Stockholders.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and we have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In particular, unless waived, the terms of that certain amended and restated credit and security agreement (Term Loan), dated as of May 10, 2022, by and among the Company and MidCap Financial Trust, as agent and lender, and the additional lenders from time to time party thereto, and that certain amended and restated credit and security agreement (Revolving Loan), dated as of May 10, 2022, by and among the Company and MidCap Financial Trust, as agent and lender, and the additional lenders from time to time party thereto, each as amended from time to time, prohibit us from paying dividends, other than dividends payable solely in the form of shares of common stock. Our future ability to pay cash dividends on our common stock may also be limited by the terms of any future debt or preferred securities we may issue or any future credit facilities we may enter into.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock or by negotiations between the Selling Stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders pursuant to the Purchase Agreement. For additional information regarding the issuances of those shares of common stock, see “Prospectus Summary—Recent Developments—Private Placement” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Telegraph Hill Partners Management Company LLC, through its affiliates, including Telegraph Hill Partners V, L.P. and THP V Affiliates Fund LLC, is our controllling stockholder, Stephen Gunstream is our President and Chief Executive Officer and a member of our board of directors, Matthew Lowell is our Chief Financial Officer, Jennifer Henry is our Senior Vice President of Marketing, Neil Abhyankar is our Vice President of Sales, Rakesh Ahuja is our Vice President of Quality and Regulatory, and Benjamin Viering is our Vice President of Information Systems and Architecture.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock, as of July 31, 2024.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholders, this prospectus generally covers the resale of the number of shares of common stock issued to the Selling Stockholders pursuant to the Purchase Agreement, as described in the section titled “Prospectus Summary—Recent Developments—Private Placement” above. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” for additional information.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering(1)	Percentage of Shares Beneficially Owned after Offering(1)(2)
Benjamin Viering#	310,759	80,645	230,114	*
Jennifer Henry#	90,841	40,322	50,519	*
Matthew Lowell#	364,231	40,322	323,909	*
Neil Abhyankar#	65,182	39,112	26,070	*
Rakesh Ahuja#	53,450	8,064	45,386	*
Stephen Gunstream#	1,473,567	80,645	1,392,922	2.55%
Telegraph Hill Partners V, L.P. (3)	11,126,929	11,126,929	-	*
THP V Affiliates Fund LLC(3)	969,844	969,844	-	*

*	Represents beneficial ownership of less than one percent.

#	Currently an employee of the Company.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to any warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of July 31, 2024) are deemed outstanding. Shares subject to any warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

(3)

Telegraph Hill Partners V Investment Management, LLC (“THP V IM”) is the general partner of Telegraph Hill Partners V, L.P. (“THP V LP”). Telegraph Hill Partners Management Company, LLC (“THPMC”) is the manager of THP V IM. THP V IM is the manager of THP V Affiliates Fund LLC (“THP V LLC”). Telegraph Hill Partners IV Investment Management, LLC (“THP IV IM”) is the general partner of Telegraph Hill Partners IV, L.P. (“THP IV LP”). THPMC is the manager of THP IV IM. THP IV IM is the manager of THP IV Affiliates Fund, LLC (“THP IV LLC”). Based upon the foregoing, (i) each of THP V LP, THP V LLC, THP V IM and THPMC may be deemed the beneficial owner of the 11,126,929 shares of common stock held by THP V LP and the 969,844 shares of common stock held by THP V LLC, and (ii) each of THP IV LP, THP IV LLC, THP IV IM and THPMC may be deemed the beneficial owner of the 21,859,660 shares of common stock held by THP IV LP and the 3,761,132 shares of common stock held by THP IV LLC, which figures are based on a Schedule 13D filed on July 22, 2024 with the SEC. THP V LP, THP V LLC, THP V IM and THPMC have shared voting power and shared dispositive power with respect to the 11,126,929 shares of common stock held by THP V LP and the 969,844 shares of common stock held by THP V LLC. THP IV LP, THP IV LLC, THP IV IM and THPMC have shared voting power and shared dispositive power with respect to the 21,859,660 shares of common stock held by THP IV LP and the 3,761,132 shares of common stock held by THP IV LLC. The address for each of these entities is 300 Montgomery Street, Suite 1130, San Francisco, California 94104. Paul Grossman, Alexander Herzick and J. Matthew Mackowski, each of whom is a member of the Company’s Board of Directors, are each partners of THPMC and may be deemed to have beneficial ownership of the shares of common stock held by THP V LP, THP V LLC, THP IV LP and THP IV LLC. Mr. Mackowski is also a manager of THPMC. Each of Mr. Grossman, Mr. Herzick and Mr. Mackowski disclaims beneficial ownership of any of the securities held by THP V LP, THP V LLC, THP IV LP and THP IV LLC. The address for each of Mr. Grossman, Mr. Herzick and Mr. Mackowski is c/o Telegraph Hill Partners, 300 Montgomery Street, Suite 1130, San Francisco, California 94104.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	490,000,000 shares of common stock; and

•	10,000,000 shares of undesignated preferred stock, $0.00001 par value per share (“preferred stock”).

Common Stock

Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, all shares of common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters, including, without limitation, those described below:

Dividend Rights

The holders of common stock will be entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available. Any future determination to pay dividends on our capital stock will be subject to applicable laws, and will depend on our earnings, if any, financial condition, results of operations, capital requirements, and such other factors that our board of directors deems relevant.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

No Preemptive or Similar Rights

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “TKNO.”

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of our preferred stock in one or more series, to determine and fix from time to time the number of shares to be included in each such series, and to fix the designations, powers, rights, and preferences of the shares of each such series, and the qualifications, limitations, and restrictions thereof, including voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights, and redemption rights, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Registration Rights

Our investors’ rights agreement, dated as of January 14, 2019, with certain of our stockholders identified therein grants such stockholders certain registration rights in respect of the “registrable securities” held by them, which securities include (i) any common stock held by investors party to our investors’ rights agreement; (ii) any common stock issued or issuable, directly or indirectly, upon conversion and/or exercise of any of our other securities held by the investors party to our investors’ rights agreement; and (iii) any common stock issued as, or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as, a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities in clauses (i) and (ii). The registration of shares of our common stock pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. Under our investors’ rights agreement, we will pay all expenses relating to such registrations, including the fees of one counsel for the participating holders, and the holders will pay all underwriting discounts, commissions, and stock transfer taxes relating to the sale of their shares. Our investors’ rights agreement also includes customary indemnification and procedural terms.

These registration rights will expire on the earlier of (i) a deemed liquidation event, subject to certain exceptions; (ii) a transaction in which a person or group of related persons acquires more than 50% of our outstanding voting stock, subject to certain exceptions; and (iii) such time as Rule 144 of the Securities Act (“Rule 144”) or another similar exemption under the Securities Act is available for the sale of all of such holders’ shares without limitation during a three-month period without registration.

Demand Registration Rights

The holders of not less than 50% of the registrable securities then outstanding may request that we file a registration statement on Form S-1 with respect to at least 40% of the then-outstanding registrable securities (or a lesser percentage, if the anticipated aggregate offering price, net of selling expenses, would exceed $15.0 million).

Since we are eligible to use a registration statement on Form S-3, the holders of not less than 30% of the registrable shares then outstanding may request that we file a registration statement on Form S-3 with respect to such holders’ registrable securities then outstanding, if the aggregate offering price of the registrable securities, net of selling expenses, is expected to exceed $5.0 million.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the stockholders party to our investors’ rights agreement will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration, a registration statement on Form S-4 or S-8, or a registration to register debt securities and underlying common stock, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration subject to certain limitations.

Anti-Takeover Matters in our Governing Documents and Under Delaware Law

Certain provisions of Delaware law, along with our amended and restated certificate of incorporation and our amended and restated bylaws, all of which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. However, these provisions could have the effect of delaying, discouraging, or preventing attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Authorized but Unissued Capital Stock

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the rules of The Nasdaq Stock Market LLC. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Our amended and restated certificate of incorporation also provides that the total number of directors shall be determined from time to time exclusively by our board of directors; provided that, at any time Telegraph Hill Partners IV, L.P. (“THP LP”) and its affiliate THP IV Affiliates Fund, LLC (“THP LLC,” and together with THP LP, “THP”) beneficially owns, in the aggregate, at least 50% in voting power of the then-outstanding shares of stock of the company entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolution adopted by the stockholders.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation provides that, subject to the rights of holders of any series of our preferred stock, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of our company entitled to vote generally in the election of such directors; provided, however, that, from and after the time that THP first ceases to beneficially own more than 50% in voting power of the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors (the “THP Trigger Event”), any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class.

In addition, our amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock and except as otherwise provided therein, any vacancy resulting from the death, resignation, removal, or disqualification of a director or other cause, or any newly created directorship in the board of directors, may be filled by a majority of the directors then in office or by our stockholders; provided, however, that from and after the THP Trigger Event, any vacancy resulting from the death, resignation, removal, or disqualification of a director or other cause, or any newly created directorship in the board of directors, shall be filled only by a majority of the directors then in office and shall not be filled by our stockholders.

These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, changes in control of us, or changes in our management.

Delaware Anti-Takeover Law

Our amended and restated certificate of incorporation provides that we will opt out of Section 203 (“Section 203”) of the General Corporation Law of the State of Delaware, as amended, (“DGCL”) until such time as THP beneficially owns, in the aggregate, less than a majority of the total voting power of all the then-outstanding shares of stock of our company entitled to vote generally in the election of directors, at which time we shall immediately and automatically become governed by Section 203.

Section 203 prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such persons become interested stockholders, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our amended and restated certificate of incorporation provides that THP (together with its affiliates, successors, and assigns) will not be deemed to be an “interested stockholder” regardless of the percentage of ownership of the total voting power of all the then-outstanding shares of stock of our entitled to vote generally in the election of directors beneficially owned by them.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, special meetings of stockholders may only be called by order of the Chairman of our board of directors, our board of directors, or our Chief Executive Officer; provided, however, that at any time prior to the THP Trigger Event, special meetings of our stockholders may also be called by or at the direction of our board of directors or the Chairman of our board of directors at the request of THP. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chair of a meeting of the stockholders to adopt rules and regulations for the conduct of that meeting that may have the effect of precluding the conduct of certain business at that meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent upon the occurrence of the THP Trigger Event.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Our amended and restated certificate of incorporation provides that, upon the occurrence of the THP Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, is required to alter, amend, or repeal the following provisions of our amended and restated certificate of incorporation: Article V (Board of Directors), Article VI (Consent of Stockholders in Lieu of Meeting; Special Meetings of Stockholders), Article VII (Limitation of Liability), Article VIII (Corporate Opportunities and Competition), Article IX (Exclusive Forum), and Article X (Section 203 of the DGCL), and Article XI (Amendment of Certificate of Incorporation and Bylaws).

Our amended and restated certificate of incorporation, and our amended and restated bylaws provide that, upon the occurrence of the THP Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, will be required to alter, amend, or repeal our amended and restated bylaws.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, or stockholders to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, employees, or stockholders arising pursuant to any provision of the DGCL or of our amended and restated certification of incorporation or our amended and restated bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce, or determine the validity of our amended and restated certification of incorporation or our amended and restated bylaws, (v) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees, or stockholders as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. The foregoing exclusive forum provisions will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These choice of forum provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

LEGAL MATTERS

The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The financial statements of Alpha Teknova, Inc. at December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On March 26, 2024, the audit committee of the Company’s board of directors (the “Audit Committee”) approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm, effective March 26, 2024. Grant Thornton replaced Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through April 1, 2024, neither the Company, nor anyone acting on its behalf, consulted Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In connection with the Company’s appointment of Grant Thornton as its independent registered public accounting firm, on March 26, 2024, the Audit Committee dismissed Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young’s audit report on the Company’s financial statements as of and for the year ended December 31, 2023, contained an explanatory paragraph related to the Company’s ability to continue as a going concern but did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles. Ernst & Young’s audit report on the Company’s financial statements as of and for the year ended December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through April 1, 2024: (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the matter in their reports on the Company’s financial statements for such years, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the communication by Ernst & Young of a material weakness in the Company’s internal control over financial reporting, which was disclosed in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company has remediated the material weakness as disclosed in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

In accordance with Item 304(a)(3) of Regulation S-K, the Company has provided Ernst & Young with a copy of the foregoing disclosures and has requested that Ernst & Young furnish the Company with a letter addressed to the SEC stating whether or not Ernst & Young agrees with the statements made by the Company herein, and, if not, stating the respects in which it does not agree. A copy of Ernst & Young’s letter dated April 1, 2024, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Alpha Teknova, Inc. The SEC’s Internet site can be found at http://www.sec.gov. Additional information with respect to us can be found on our website at www.teknova.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (Commission File No. 001-40538):

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024;

•

Our Quarterly Report on Form  10-Q for the quarter ended March 31, 2024, filed with the SEC on May  13, 2024, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 13, 2024;

•

Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K  and exhibits accompanying such reports that relate to such items) filed with the SEC on January  16, 2024, March  11, 2024, April  2, 2024, June  27, 2024, July  1, 2024 and July 12, 2024; and

•

The description of our common stock contained in our Registration Statement on Form  8-A (File No. 001-40538), filed with the SEC on June 24, 2021, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Alpha Teknova, Inc.

Attn: Corporate Secretary

2451 Bert Drive

Hollister, California 95023

investors@teknova.com

Phone: 1 (781) 235-3060

12,385,883 Shares

Alpha Teknova, Inc.

Common Stock

PROSPECTUS

   , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by Alpha Teknova, Inc. (the “Registrant”) in connection with the registration of the common stock hereunder. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$8,138.04
Legal fees and expenses	$75,000
Accounting fees and expenses	$42,500
Printing and miscellaneous expenses	$5,000

Total	$130,638.04

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware court of chancery (the Court of Chancery) or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Registrant’s amended and restated certificate of incorporation permits the Registrant to indemnify its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered, and expects to continue to enter, into indemnification agreements with its directors and officers, that may be broader than the specific indemnification provisions contained in the DGCL. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Registrant’s amended and restated bylaws provide that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability, expense or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims related to various liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Registrant has issued the following unregistered securities:

On July 11, 2024, the Registrant entered into a securities purchase agreement (the “2024 Purchase Agreement”) in connection with a private placement (the “2024 PIPE Private Placement”) with certain accredited investors. Pursuant to the 2024 Purchase Agreement, the Registrant agreed to offer and sell in the 2024 PIPE Private Placement 12,385,883 shares of common stock at an offering price of $1.24 per share.

The Registrant’s controlling stockholder, Telegraph Hill Partners Management Company LLC, through its affiliates Telegraph Hill Partners V, L.P. and THP V Affiliates Fund LLC, the Registrant’s President and Chief Executive Officer and a member of the Registrant’s board of directors, Stephen Gunstream, and the Registrant’s Chief Financial Officer, Matthew Lowell, participated in the 2024 PIPE Private Placement and purchased an aggregate of 12,217,740 shares of common stock on the same terms as the other investors.

The Registrant received aggregate gross proceeds of $15,358,494.92 from the 2024 PIPE Private Placement, before deducting offering expenses payable by the Registrant.

On September 15, 2023, the Registrant entered into a securities purchase agreement (the “2023 Purchase Agreement”) in connection with a private placement (the “2023 PIPE Private Placement”) with certain accredited investors and qualified institutional buyers. Pursuant to the 2023 Purchase Agreement, the Registrant agreed to offer and sell in the 2023 PIPE Private Placement 11,299,993 shares of common stock at an offering price of $1.85 per share.

The Registrant’s controlling stockholder, Telegraph Hill Partners Management Company LLC, through its affiliates Telegraph Hill Partners IV, L.P. and THP IV Affiliates Fund, LLC, the Registrant’s President and Chief Executive Officer and a member of the Registrant’s board of directors, Stephen Gunstream, the Registrant’s Chief Financial Officer, Matthew Lowell, and the Registrant’s General Counsel and Chief Compliance Officer, Damon Terrill, and the Mackowski Family Trust, which is affiliated with J. Matthew Mackowski, a member of the Registrant’s board of directors, participated in the 2023 PIPE Private Placement and purchased an aggregate of 9,054,052 shares of common stock on the same terms as the other investors.

The Registrant received aggregate gross proceeds of $20,904,987.05 from the 2023 PIPE Private Placement, before deducting offering expenses payable by the Registrant.

The shares of common stock offered and sold by the Company in connection with the 2024 PIPE Private Placement and the 2023 PIPE Private Placement were sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number		Description

1.1		Common Stock Sales Agreement, dated March 30, 2023, by and between Cowen and Company, LLC and Alpha Teknova, Inc. (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 30, 2023).

3.1		Amended and Restated Certificate of Incorporation of Alpha Teknova, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2021).

3.2		Amended and Restated Bylaws of Alpha Teknova, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2021).

4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256795) filed with the SEC on June 21, 2021).

4.2		Investors’ Rights Agreement, dated as of January 14, 2019, by and among Alpha Teknova, Inc., and certain of its stockholders (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

4.3		Common Warrant to Purchase Common Stock of Alpha Teknova, Inc. issued to MidCap Funding XXVII on March 8, 2024 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2024).

5.1	*	Opinion of Paul Hastings LLP

10.1	+	Alpha Teknova, Inc. 2016 Stock Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.2	+	Alpha Teknova, Inc. 2016 Stock Plan Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.3	+	Alpha Teknova, Inc. 2020 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.4	+	Alpha Teknova, Inc. 2020 Equity Incentive Plan Form of Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.5	+	Alpha Teknova, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-8 (File No. 333-257523) filed with the SEC on June 29, 2021).

10.6	+	Alpha Teknova, Inc. 2021 Equity Incentive Plan Form of Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256795) filed with the SEC on June 21, 2021).

10.7	+	Alpha Teknova, Inc. 2021 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256795) filed with the SEC on June 21, 2021).

10.8	+	Alpha Teknova, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-8 (File No. 333-257523) filed with the SEC on June 29, 2021).

10.9	+#	Offer Letter, dated as of November 16, 2019, between Alpha Teknova, Inc. and Stephen Gunstream (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.10	+	Offer Letter, dated as of August 18, 2020, between Alpha Teknova, Inc. and Damon Terrill (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.11	+	Offer Letter, dated as of January 22, 2021, between Alpha Teknova, Inc. and Matthew Lowell (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.12	+	Form of Indemnification Agreement between Alpha Teknova, Inc. and each of its directors and officers (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256795) filed with the SEC on June 21, 2021).

10.13	+	Alpha Teknova, Inc. Annual Incentive Bonus Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256795) filed with the SEC on June 21, 2021).

10.14		Lease Agreement, dated December 1, 2015, between Michael and Paige McCullough and Alpha Teknova, Inc (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.15		Lease Agreement, dated November 1, 2015, between McMar LLC and Alpha Teknova, Inc., as amended (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.16		Lease Agreement, dated December 29, 2020, between Simmco LLC and Alpha Teknova, Inc (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.17		Warehouse Lease Agreement, dated January 1, 2021, between Mooney Family LP and Alpha Teknova, Inc (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.18		Commercial Lease Agreement, dated October 7, 2020, between Ken and Jill Gimelli, LLC and Alpha Teknova, Inc (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795) filed with the SEC on June 4, 2021).

10.19		First Amendment to the Commercial Lease Agreement between Ken and Jill Gimelli, LLC and Alpha Teknova, Inc, dated December 1, 2022 (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023).

10.20	+	Alpha Teknova, Inc. Executive Severance and Change in Control Plan (incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256795) filed with the SEC on June 21, 2021).

10.21	§	Amended and Restated Credit and Security Agreement (Term Loan), dated as of May 10, 2022, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2022).

10.22	§	Amendment No. 1, dated as of November 8, 2022, to the Amended and Restated Credit and Security Agreement (Term Loan), dated as of May 10, 2022, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022).

10.23	§	Amendment No. 2, dated as of March 28, 2023, to the Amended and Restated Credit and Security Agreement (Term Loan), dated as of May 10, 2022, and as amended on November 8, 2022 by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023).

10.24		Amendment No. 3, dated as of July 13, 2023, to the Amended and Restated Credit and Security Agreement (Term Loan), dated as of May 10, 2022, and as amended on November 8, 2022 and March 28, 2023 by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 11, 2023).

10.25	§	Limited Waiver and Amendment No. 4, dated as of September 19, 2023, to the Amended and Restated Credit and Security Agreement (Term Loan), dated as of May 10, 2022, and as amended on November 8, 2022, March 28, 2023, and July 13, 2023 by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 19, 2023).

10.26	§	Limited Waiver and Amendment No. 5, dated as of March 8, 2024, to the Amended and Restated Credit and Security Agreement (Term Loan), dated as of May 10, 2022, and as amended on November 8, 2022, March 28, 2023, July 13, 2023 and September 19, 2023 by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2024).

10.27	§	Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of May 10, 2022, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2022).

10.28	§	Amendment No. 1, dated as of November 8, 2022, to the Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of May 10, 2022, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022).

10.29	§	Amendment No. 2, dated as of March 28, 2023, to the Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of May 10, 2022, and as amended November 8, 2022 by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023).

10.30		Amendment No. 3, dated as of July 13, 2023, to the Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of May 10, 2022, and as amended November 8, 2022 and March 28, 2023 by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 11, 2023).

10.31	§	Limited Waiver and Amendment No. 4, dated as of September 19, 2023, to the Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of May 10, 2022, and as amended November 8, 2022, March 28, 2023, and July 13, 2023, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 19, 2023).

10.32	§	Limited Waiver and Amendment No. 5, dated as of March 8, 2024, to the Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of May 10, 2022, and as amended November 8, 2022, March 28, 2023, July 13, 2023, and September 19, 2023, by and among Alpha Teknova, Inc. and MidCap Financial Trust, as agent and as a lender, and the additional lenders from time to time party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2024).

10.33		Summary of Teknova’s Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024).

10.34	§	Form of Securities Purchase Agreement, dated September 15, 2023 (Registered Direct Offering) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 19, 2023).

10.35	§	Form of Securities Purchase Agreement, dated September 15, 2023 (PIPE Private Placement) (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 19, 2023).

10.36		Form of Registration Rights Agreement, dated September 15, 2023 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 19, 2023).

10.37	§	Form of Securities Purchase Agreement, dated July 11, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 12, 2024).

10.38	§	Form of Registration Rights Agreement, dated July 11, 2024 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 12, 2024).

16.1		Letter from Ernst & Young LLP to the U.S. Securities and Exchange Commission, dated April 1, 2024 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 2, 2024)

23.1	*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Paul Hastings LLP (contained in Exhibit 5.1)

107	*	Filing Fee Table

*	Filed herewith.
+	Management contract or compensatory plan or arrangement.
#	Certain confidential information contained in this exhibit has been omitted because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential.
§

Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any of the omitted Schedules and exhibits upon request by the SEC.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned Registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hollister, California, on the 23rd day of August, 2024.

Alpha Teknova, Inc.

By:	/s/ Stephen Gunstream
Stephen Gunstream President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Gunstream Stephen Gunstream	President, Chief Executive Officer and Director (Principal Executive Officer)	August 23, 2024

/s/ Matthew Lowell Matthew Lowell	Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2024

/s/ Paul Grossman Paul Grossman	Chairman of the Board	August 23, 2024

/s/ Irene Davis Irene Davis	Director	August 23, 2024

/s/ Martha J. Demski Martha J. Demski	Director	August 23, 2024

/s/ Alexander Herzick Alexander Herzick	Director	August 23, 2024

/s/ J. Matthew Mackowski J. Matthew Mackowski	Director	August 23, 2024